Exhibit 99.3 to Form 8-K/A filed March 30, 2005 by Extendicare Health Services, Inc.
Date of Form 8-K/A Report: January 31, 2005

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

	December 31,	September 30,
	2003	2004
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$1,943	$2,890
Cash restricted for resident security deposits	104	104
Accounts receivable, net of allowance for doubtful accounts of $706 at December 31, 2003 and $556 at September 30, 2004	3,415	2,956
Escrow deposits	3,269	4,123
Prepaid expenses	1,187	1,923
Cash restricted for workers’ compensation claims	4,014	4,300
Other current assets	1,395	914
Total current assets	15,327	17,210

Restricted cash	1,012	1,014
Property and equipment, net	182,972	180,481
Deferred income taxes	606	1,387
Other assets, net	4,297	3,822

Total assets	$204,214	$203,914

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,800	$1,477
Accrued real estate taxes	3,720	5,031
Accrued interest expense	96	548
Accrued payroll expense	7,275	6,214
Other accrued expenses	6,982	7,803
Income taxes payable	1,267	1,760
Resident security deposits	1,262	859
Other current liabilities	989	1,268
Current portion of unfavorable lease adjustment	490	470
Current portion of long-term debt	3,175	3,389

Total current liabilities	27,056	28,819
Other liabilities	523	578
Unfavorable lease adjustment, net of current portion	2,327	1,979
Long-term debt, net of current portion	144,279	134,788

Total liabilities	174,185	166,164
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; 3,250,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; 6,431,925 and 6,484,750 issued and outstanding at December 31, 2003 and September 30, 2004, respectively (68,241 and 57,241 shares to be issued upon settlement of pending claims)	65	65
Additional paid-in capital	34,221	35,057
Retained earnings (deficit)	(4,257)	2,628

Total shareholders’ equity	30,029	37,750

Total liabilities and shareholders’ equity	$204,214	$203,914

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

(unaudited)

	Nine Months Ended
	September 30,
	2003	2004
Revenue	$125,519	$131,164
Operating expenses:
Residence operating expenses	83,840	86,240
Corporate general and administrative	13,648	14,611
Building rentals	9,543	9,531
Depreciation and amortization	5,113	5,822

Total operating expenses	112,144	116,204

Operating income	13,375	14,960
Other income (expense):
Interest expense	(10,233)	(7,235)
Interest income	163	53
Other expense, net	(71)	(17)

Total other expense, net	(10,141)	(7,199)

Income from continuing operations before income taxes	3,234	7,761
Income tax expense	958	876

Income from continuing operations	2,276	6,885
Discontinued operations:
Income from operations (including gain on sale of assets)	830	—
Income tax expense	336	—

Income from discontinued operations	494	—

Net income	$2,770	$6,885

Basic earnings per share:
Income from continuing operations	$0.35	$1.06
Income from discontinued operations	0.08	—

Net income	$0.43	$1.06

Diluted earnings per share:
Income from continuing operations	$0.34	$1.01
Income from discontinued operations	0.08	—

Net income	$0.42	$1.01

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2003	2004
Operating Activities:
Net income	$2,770	$6,885
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,113	5,822
Stock-based compensation expense	163	227
Amortization of debt issuance costs	83	485
Amortization of fair value adjustment to building rentals	(176)	(368)
Amortization of fair market adjustment to long-term debt	306	8
Amortization of discount on long-term debt	424	—
Straight line adjustment to building rentals	90	65
Interest paid-in-kind	1,003	—
Provision for doubtful accounts and other reserves	658	132
Gain on sale of assets	(833)	—
Deferred income taxes	—	(336)
Changes in assets and liabilities:
Accounts receivable	(1,726)	328
Deposit escrows	(741)	(854)
Prepaid expenses and other current assets	(39)	(255)
Other assets	(216)	(10)
Accounts payable	401	(323)
Accrued expenses	(555)	1,522
Other liabilities	607	359

Net cash provided by operating activities	7,332	13,687

Investing Activities:
Decrease (increase) in restricted cash	4,991	(288)
Purchases of property and equipment	(2,493)	(3,332)
Sales of properties and equipment	2,569	1

Net cash provided by (used in) investing activities	5,067	(3,619)

Financing Activities:
Proceeds from long-term debt	—	20,000
Proceeds from exercise of stock options	—	164
Payments on long-term debt	(8,660)	(29,285)

Net cash used in financing activities	(8,660)	(9,121)

Net increase in cash and cash equivalents	3,739	947
Cash and cash equivalents, beginning of period	7,165	1,943

Cash and cash equivalents, end of period	$10,904	$2,890

Supplemental disclosure of cash flow information:
Cash payments for interest	$9,880	$6,291
Cash payments for income taxes	$50	$753

The accompanying notes are an integral part of these consolidated financial statements.

ASSISTED LIVING CONCEPTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. The Company

Assisted Living Concepts, Inc., (“the Company”) operates owned and leased free-standing assisted living residences, primarily located in middle-market, rural and suburban communities with populations typically ranging from 10,000 to 40,000, which provide housing to elderly residents who need help with the activities of daily living such as bathing and dressing. The Company provides personal care and support services and makes available routine nursing services, as permitted by applicable law, designed to meet the needs of its residents.

On October 1, 2001, Assisted Living Concepts, Inc. and its wholly owned subsidiary, Carriage House Assisted Living, Inc. voluntarily filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. The bankruptcy court gave final approval to the first amended joint plan of reorganization (the “Plan”) on December 28, 2001, and the plan became effective on January 1, 2002 (the “Effective Date”).

Upon emergence from Chapter 11 proceedings, the Company adopted fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting By Entities in Reorganization Under the Bankruptcy Code (SOP 90-7). In connection with the adoption of fresh-start reporting, a new entity has been deemed created for financial reporting purposes effective December 31, 2001.

2. Basis of Presentation

The condensed consolidated financial statements included herein have been prepared by the Company without audit and in the opinion of management include all adjustments (all of which are normal and recurring) necessary for a fair presentation of the results of operations for the nine months ended September 30, 2003 and 2004, pursuant to the rules and regulations of the Securities and Exchange Commission. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations; however the Company believes that the disclosures in the accompanying financial statements are adequate to make the information presented not misleading.

The accompanying condensed consolidated financial statements should be read in conjunction with the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. The results of operations for the three and nine months ended September 30, 2004 are not necessarily indicative of the results for a full year.

The results of operations for the nine months ended September 30, 2003 and 2004 reflect the continuing operations of 177 residences. Results of operations for two residences sold in March 2003 are included in discontinued operations in the accompanying financial statements. (See Note 5).

3. Long-Term Debt

As of December 31, 2003 and September 30, 2004, long-term debt consists of the following (in thousands):

	December 31, 2003		September 30, 2004
	Carrying	Principal	Carrying	Principal
	Amount	Amount	Amount	Amount
Trust Deed Notes, payable to the State of Oregon Housing and Community Services Department (OHCS) (Oregon Notes) due 2028	$9,508	$9,412	$9,368	$9,276
Variable Rate Multifamily Revenue Bonds, payable to the Washington State Housing Finance Commission Department (Washington Bonds) due 2017	6,897	6,970	6,901	6,970
Variable Rate Demand Housing Revenue Bonds, Series 1997, payable to the Idaho Housing and Finance Association (Idaho Bonds) due 2017	5,996	6,060	5,700	5,760
Variable Rate Demand Housing Revenue Bonds, Series A-1 and A-2 payable to the State of Ohio Housing Finance Agency (Ohio bonds) due 2018	9,989	10,105	9,500	9,610
Housing and Urban Development (HUD) Insured Mortgages due 2036	7,280	7,358	7,241	7,318
Mortgage loans due 2008	27,384	27,343	26,929	26,891
Red Capital (Fannie Mae) due 2013	38,400	38,400	37,965	37,965
G.E. Capital Term Loan due 2008	35,000	35,000	34,573	34,573
G.E. Capital Credit Facility due 2008	7,000	7,000	—	—

Total debt	147,454	$147,648	138,177	$138,363

Less current portion	3,175		3,389

Long-term debt	$144,279		$134,788

The Oregon Notes are secured by buildings, land, furniture and fixtures of six Oregon residences. The notes are payable in monthly installments including interest at effective rates ranging from 7.4% to 9.0%.

The Washington Bonds are secured by a $7.1 million letter of credit and buildings, land, furniture and fixtures of five Washington residences and had an interest rate of 1.6% at September 30, 2004. The letter of credit expires in July 2005 and has an annual commitment fee of 2.0%.

The Idaho Bonds are secured by a $5.9 million letter of credit and buildings, land, furniture and fixtures of four Idaho residences and had an interest rate of 1.6% at September 30, 2004. The letter of credit expires in July 2005 and has an annual commitment fee of 2.0%.

The Ohio Bonds are secured by a $9.8 million letter of credit and buildings, land, furniture and fixtures of six Ohio residences and had an interest rate of 1.8% at September 30, 2004. The letter of credit expires in July 2005 and has an annual commitment fee of 2.0%.

The HUD insured mortgages include three separate loan agreements entered into in 2001. The mortgages are each secured by a separate facility in Texas. These loans mature between July 1, 2036 and August 1, 2036 and collectively require monthly principal and interest payments of $50,000. The loans bear interest at fixed rates ranging from 7.4% to 7.6%.

At September 30, 2004, mortgage loans include three fixed rate loans secured by seven Texas residences, three Oregon residences and three New Jersey residences. These loans collectively require monthly principal and interest payments of $230,000, with balloon payments of $11.8 million, $5.3 million and $7.2 million due at maturity in May, August and September 2008, respectively. These loans bear interest at fixed rates ranging from 7.6% to 8.7%.

As of the Effective Date, the Successor Company revalued its long-term debt in conjunction with the implementation of fresh-start reporting. At December 31, 2001, an adjustment of $3.1 million was recorded to reduce long-term debt to its fair market value. Amortization of this adjustment is computed using the straight-line method over the life of the corresponding debt.

In December 2003, the Company refinanced Senior and Junior Secured Notes and a secured loan provided by GE Capital (collectively “Refinanced Debt”), which had a total principal amount of approximately $90.5 million at the refinancing date. The Senior Notes were due to mature in January 2009 and accrued interest at 10%. The Junior Notes were due to mature in January 2012, bearing interest payable in additional Junior Notes at 8% per annum through 2004 and bearing interest at 12% payable in cash beginning in 2005. The GE Capital loan had a maturity of January 2005, and accrued interest at LIBOR plus 4.5% with a minimum interest rate of 8%. Under the terms of the Junior and Senior Indentures, the notes were legally defeased effective December 29, 2003.

The Refinanced Debt was retired using proceeds from a new $38.4 million loan from Red Mortgage Capital (“FNMA Loan”), as lender for Fannie Mae, a new $35 million term loan and a $15 million revolving loan, both from GE Capital (“GE Term Loan” and “GE Credit Facility”, respectively).

The FNMA Loan has a fixed interest rate of 6.24%, matures in 10 years, has a 25-year principal amortization and is secured by 24 residences, which serve as collateral. Both the GE Term Loan and the GE Credit Facility mature in 5 years, accrue interest at LIBOR plus 4.0%, which is calculated based on a 360 day year and charged for the actual number of days elapsed, with an interest rate floor of 5.75%, and are secured by a collective pool of 30 residences, which serve as collateral. The GE Term Loan and the GE Credit Facility had an interest rate of 5.75% at September 30, 2004. The GE Term Loan requires monthly interest payments and principal reductions based on a 25-year principal amortization schedule, with a balloon payment at maturity. The GE Credit Facility has an initial revolving borrowing period of 2 years, which may be extended annually thereafter for three years upon mutual consent by GE Capital and the Company. During the initial revolving borrowing period, the GE Credit Facility requires monthly interest payments, no principal reductions, and accrues interest on the unused loan availability at a rate of 0.75% per year, which is paid quarterly. If the initial revolving borrowing period is not extended, then the GE Credit Facility converts from a revolving loan to a term loan with the same terms as the GE Term Loan. The GE Term Loan and the GE Credit Facility contain financial covenants that require a certain level of financial performance for the residences which serve as collateral for the loan and require the Company to remain current on its other debt service obligations. Failure to comply with these covenants could restrict loan amounts available to the Company under the loan agreement and could constitute an event of default, which would allow GE Capital to declare any amounts outstanding under the loan documents to be due and payable. The loans from Red Mortgage Capital and GE Capital were entered into by subsidiaries of the Company and are non-recourse to the Company, subject to a limited guaranty by the Company.

As of September 30, 2004, the following annual principal payments are required (in thousands):

October 1, 2004 through December 31, 2004	$843
2005	3,498
2006	3,915
2007	4,165
2008	28,258
Thereafter	97,684

Total	$138,363

The Company has a series of Reimbursement Agreements with U.S. Bank for Letters of Credit that support certain of the Revenue Bonds Payable. The total amount of these Letters of Credit, which secure $22.3 million of indebtedness and accrued interest thereon, was approximately $22.8 million as of September 30, 2004. The Company’s agreements with U.S. Bank contain certain financial covenants. Failure to comply with these covenants could constitute an event of default, which would allow U.S. Bank to declare any amounts outstanding under the loan documents to be due and payable. The agreements also require the Company to deposit $500,000 in cash collateral with U.S. Bank in the event certain regulatory actions are commenced with respect to the properties securing the Company’s obligations to U.S. Bank. U.S. Bank is required to release such deposits upon satisfactory resolution of the regulatory action.

Approximately $22.3 million of the Company’s indebtedness was secured by letters of credit held by U.S. Bank as of September 30, 2004, which in some cases have termination dates prior to the maturity of the underlying debt. As such letters of credit expire in July 2005, the Company will need to extend the current letters of credit, obtain replacement letters of credit, post cash collateral or refinance the underlying debt. There can be no assurance that the Company will be able to extend the current letters of credit or procure replacement letters of credit from the same or other lending institutions on terms that are acceptable to the Company or at all. In the event that the Company is unable to obtain a replacement letter of credit or provide alternate collateral prior to the expiration of any of these letters of credit, the Company would be in default on the underlying debt. Such a default would allow U.S. Bank to declare any amounts outstanding under the loan documents to be immediately due and payable.

In addition to the debt agreements with OHCS related to the six owned residences in Oregon, the Company has entered into Lease Approval Agreements with OHCS and the lessor of the Oregon Leases, which obligates the Company to comply with the terms and conditions of the underlying trust deed relating to the leased buildings. Under the terms of the OHCS debt agreements, the Company is required to maintain a capital replacement escrow account to cover expected capital expenditure requirements for the Oregon Leases and the six OHCS loans. As a further condition of the OHCS debt agreements, the Company is required to comply with the terms of certain regulatory agreements which provide, among other things, that in order to preserve the federal income tax exempt status of the bonds, the Company is required to lease at least 20% of the units of the projects to low or moderate income persons as defined in Section 142(d) of the Internal Revenue Code. There are additional requirements as to the age and physical condition of the residents with which the Company must also comply. Non-compliance with these restrictions may result in an event of default and cause acceleration of the scheduled repayment.

4. Income Taxes

The Company anticipates taxable income for financial reporting purposes for the year ending December 31, 2004, and accordingly, has provided for federal and state income taxes for the nine months ended September 30, 2004.

The provision for income taxes differs from the applicable U.S. statutory federal rate as a result of the following items:

Statutory federal income tax rate	34.0%
State income taxes, net of federal benefit	5.4%
Non-deductible expenses	0.8%
Reduction of valuation allowance for successor company	(28.9)%

Effective tax rate	11.3%

As of December 31, 2003, the Company had approximately $13.9 million of net operating loss (“NOL”) carry-forwards, which will expire between 2009 and 2022. The NOL carry-forwards are subject to certain provisions of the Internal Revenue Code which restrict their utilization. In addition, any net unrealized built-in losses resulting from the excess of tax basis over the carrying value of the Company’s assets (primarily property and equipment) as of the Effective Date, which are recognized within five years, are also subject to these provisions. Section 382 of the Internal Revenue Code imposes limitations on the utilization of the NOL carry-forwards and built-in losses after certain changes of ownership of a loss company. The Company is deemed to be a loss company for these purposes. Under these provisions, the Company’s ability to utilize these NOL carry-forwards and built-in losses in the future will generally be subject to an annual limitation of approximately $1.6 million (the “Annual Limitation”). There can be no assurance that the Company will be able to utilize NOL carry-forwards or built-in losses and therefore, the Company established a 100 percent valuation allowance to offset the remaining deferred tax asset.

Pursuant to SOP 90-7, the income tax benefit, if any, of the realization of NOL carry-forwards and other deductible temporary differences existing as of the Effective Date is recorded as an adjustment to additional paid-in capital.

For the year ended December 31, 2003, the Annual Limitation was utilized on all available pre-change NOL carry-forwards, except for approximately $36,000. At December 31, 2003, the Company had recorded a $42.8 million valuation allowance against a net deferred tax asset of $43.4 million. For the full fiscal year ending December 31, 2004, the Company anticipates utilizing the 2004 Annual Limitation as well as the unused 2003 Annual Limitation.

5. Discontinued Operations

During March 2003, the Company sold one residence in Ohio and one residence in Indiana. The total sales price for these residences was $2.6 million, and the Company recognized a gain from these sales of $899,000. In accordance with SFAS No. 144, the results of operations and the gain and losses from sales have been included in “Income from discontinued operations” in the accompanying financial statements for the nine months ended September 30, 2003.

6. Stock-based Compensation

Effective January 1, 2003, the Company adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, and recognizes compensation expense according to the prospective transition method under SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. Under this method, the Company expenses the fair value of all new stock options granted after January 1, 2003. The Company uses the Black-Scholes option-pricing model for estimating the fair value of options granted. Previously, the Company accounted for stock-based compensation plans under the recognition and measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25) and related interpretations. No stock-based employee compensation expense for stock options was reflected in Net Income previous to January 1, 2003, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share had the Company applied the fair value accounting method to all of the Company’s stock option grants.

	Nine Months Ended
	September 30,
	2003	2004
Net income, as reported	$2,770	$6,885
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	108	150
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards granted, net of related tax effects	(129)	(191)

Pro forma net income	$2,749	$6,844

Net income per share:
Basic — as reported	$0.43	$1.06
Basic — pro forma	$0.42	$1.05
Diluted — as reported	$0.42	$1.01
Diluted — pro forma	$0.41	$1.00

7. Income Per Share

The weighted average common shares used for basic net income per common share were 6,500,000 for the nine months ended September 30, 2003 and 6,513,000 for the nine months ended September 30, 2004. The effect of dilutive stock options using the treasury stock method added 131,000 shares for the nine months ended September 30, 2003 and 332,000 shares for the nine months ended September 30, 2004. For the nine months ended September 30, 2004, 12,000 stock options were excluded from the computation of diluted earnings per share as their inclusion would be anti-dilutive.

8. Other Accrued Expenses

At December 31, 2003 and September 30, 2004, other accrued expenses include reserves for workers’ compensation claims of approximately $3.2 million and $3.5 million, respectively and reserves for professional liability claims payable of approximately $2.1 million.

9. Liquidity

The Company had working capital deficits of $11,729,000 and $11,609,000 at December 31, 2003 and September 30, 2004, respectively.

The Company has certain contingencies and reserves, including litigation reserves, recorded as current liabilities at September 30, 2004 that management believes it will not be required to liquidate within the next twelve months. However, in the event that all current liabilities become due within twelve months, the Company may be required to obtain debt financing and/or sell securities on unfavorable terms. There can be no assurance that such action may not be necessary to ensure appropriate liquidity for the operations of the Company. As of September 30, 2004, the Company had $15.0 million in credit availability under the GE Credit Facility.

10. Related Party Transactions

Andre Dimitriadis, who resigned from the Company’s Board of Directors September 10, 2004, is the President, Chief Executive Officer and Chairman of the Board of LTC Properties, Inc. (“LTC”). The Company currently leases 37 properties from LTC. The Company incurred lease expense of $6.5 million for the nine months ended September 30, 2003 and 2004 pursuant to these leases.

11. Subsequent Events

On October 1, 2004, the Board of Directors of the Company adopted a Shareholder Rights Plan (the “Rights Agreement”) and declared a dividend of one right for each share of common stock outstanding on September 30, 2004 and to become outstanding thereafter. Each right entitles the holder of the right to purchase one one-thousandth share of the Company’s Series A Junior Participating Preferred Stock for $60 per share if the right becomes exercisable. The rights become exercisable only if a person or group acquires 20% or more of the common stock of the Company then outstanding or commences a tender offer or exchange offer that, if consummated, would result in the person or group acquiring 20% or more of the Company’s common stock then outstanding. If a person or group acquires 20% of the Company’s outstanding common stock, right holders (other than the shareholder(s) who acquired 20% of the Company’s common stock) become entitled to purchase an amount of common stock of the Company (or Common Stock Equivalents as defined in the Shareholder Rights Plan, or, in certain circumstances, common stock of the acquirer) having a value equal to two times the exercise price of $60. The rights currently trade with the Company’s common stock. The rights may be redeemed by the Board, for one cent per right, at any time before a person or entity acquires 20% or more of the common stock of the Company then outstanding. The rights expire in October 2014.

The Company’s articles of incorporation authorize up to 3,250,000 shares of preferred stock, of which 400,000 shares have been reserved for possible issuance under the Shareholder Rights Plan. As of September 30, 2004, no preferred shares have been issued.

On November 4, 2004, the Company entered into a Plan of Merger and Acquisition Agreement (the “Merger Agreement”) with Extendicare Health Services, Inc., a Delaware corporation (“Extendicare”), and Alpha Acquisition, Inc., a Nevada corporation (“Merger Sub”) and a wholly-owned subsidiary of Extendicare, pursuant to which Extendicare will acquire Assisted Living Concepts, Inc. (“ALC”). On the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into ALC, with ALC as the surviving corporation (the “Merger”), and each share of Common Stock of ALC, $.01 par value (the “ALC Common Stock”) issued and outstanding at the effective time of the Merger (the “Effective Time”), and other than the shares for which ALC shareholders have properly demanded dissenter’s rights, will be converted into the right to receive $18.50 in cash. The completion of the Merger is subject to the approval by the holders of a majority of the voting power of the Common Stock of ALC. The Merger Agreement is subject to the satisfaction of other conditions customary to transactions of this type, including the expiration of the waiting period under the Hart-Scott-Rodino Act and any required governmental approvals.

In connection with the Merger Agreement, the Rights Agreement, effective as of October 1, 2004, between ALC and American Stock Transfer & Trust Company, as Rights Agent, was amended as of November 4, 2004. The Rights Agreement amendment provides that Extendicare and its affiliates shall not become “Acquiring Persons” and thus avoids triggering the rights set forth in the Rights Agreement as a result of the execution or delivery of, or consummation of the transactions contemplated by, the Merger Agreement or any amendments thereto.